Exhibit 99.3

Subject to the provisions of the Bye-Laws and the Certificate of Designation relating to the 6.5% Series D Cumulative Redeemable Preferred Shares, no person shall be permittred to acquire, own or hold shares in PartnerRe Ltd. (the “Company”) to the extent that such holder or any other person wil be considered to (i) own under the rules set forth in section 958 of the U.S. Internal Revneue Code of 1986 (which includes shares dierctly owned, indirectly owned through ownership of another entity and constructively owned because of certain relationships, such as family relationships or ownership relations) or (ii) beneficially own directly or indirectly as a result of the possession of sole or shared voting power within the meaning of section 13(d)(3) of the U.S. Securities Exchange Act of 1934, in excess of 9.9% of the outstanding shares of the Company. Nor may any shares be issued or any transfer of shares be made if the effect of such issuance or transfer would be to cause a violation of the prohibitions summarized in this paragraph. To the extent that, for any reason whatsoever and by any method howsoever, a person, whether an existing member or not of the Company, shall purchase, acquire, hold or own shares (as described in this paragraph) in the Company in excess of the 9.9% limitation, all shares which such person may own or hold in excess of the 9.9% limitation shall carry no voting rights whatsoever, and shall be discounted for the purpose of the calculation of any majority requirement which may or which is requird to be taken at any general meeting of the Company for any purpose; provided that the shares of such member in excess of the 9.9% limitation shall be allocated for voting purposes to all the ohter members of the Company pro rata to the common shareholdings of such other members provided always taht no other member shall be allocated voting rights pursuant to this provision if to do so would render such other member a ten percent shareholder. FOR VALUE RECEIVED___________________________________________________________ (fill in amount for purposes of stamp duty) _____________________________________________________________________________ (name in full of Transferor) hereby sell, assign and transfer unto _______________________________________ (name in full of Transferee) _____________________________________________________________________________ _____________________________________________________________________________ (address) _________________________________________________ shares of the capital stock represented by the within Certificate. Dated______________________________ In the presence of: ________________________________ ___________________________________ (Transferor) ___________________________________ (2 witnesses sign here) In the presence of: ___________________________________ ___________________________________ (2 witnesses sign here)